EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information
Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Loss Attributable to Vanguard
Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA to Net Loss Attributable to Vanguard Health Systems, Inc.
Stockholders Margin

	Quarter ended		Nine months ended
	March 31,		March 31,
(in millions, unaudited)	2010	2011	2010	2011
Adjusted EBITDA	$90.5	$128.6	$243.7	$292.7
Total revenues	858.1	1,519.6	2,518.5	3,394.1

Adjusted EBITDA Margin	10.5%	8.5%	9.7%	8.6%

Adjusted EBITDA	$90.5	$128.6	$243.7	$292.7
Interest, net	(29.9)	(48.0)	(84.7)	(117.9)
Income tax benefit (expense)	16.5	(4.4)	18.2	(11.7)
Depreciation and amortization	(34.3)	(55.8)	(101.9)	(131.6)
Non-controlling interests	(0.4)	(0.8)	(2.1)	(2.6)
Loss on disposal of assets	—	(0.8)	(0.4)	(0.9)
Equity method income	0.3	—	0.8	0.6
Stock compensation	(0.6)	(0.7)	(3.5)	(3.6)
Monitoring fees and expenses	(1.2)	(1.2)	(3.9)	(3.7)
Realized loss on investments	—	—	—	(0.1)
Debt extinguishment costs	(73.2)	—	(73.2)	—
Acquisition related expenses	—	(6.9)	—	(11.9)
Impairment and restructuring charges	—	(5.1)	(43.1)	(6.0)
Pension credits	—	1.1	—	1.1
Loss from discontinued operations, net of taxes	(0.5)	(3.2)	(1.9)	(5.4)

Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(32.8)	$2.8	$(52.0)	$(1.0)
Total revenues	$858.1	$1,519.6	$2,518.5	$3,394.1

Net loss attributable to Vanguard Health Systems, Inc. stockholders margin	(3.8)%	0.2%	(2.1)%	(0.0)%